AMENDED SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated December 3, 2020, between

NEW AGE ALPHA ADVISORS, LLC

and

Vident investment advisory, llc

and

New Age ALpha Trust

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
AVDR US LargeCap Leading ETF	$20,000 per annum	0.04% on first $250,000,000 in net assets, 0.03% on next $250,000,000, 0.02% on assets in excess of $500,000,000

AVDR US LargeCap ESG ETF	$20,000 per annum	.04% on first $250,000,000 in net assets, 0.03% on next $250,000,000, 0.02% on assets in excess of $500,000,000

AVDR International Leading ETF	$45,000 per annum	07% on first $250,000,000 in net assets, 0.065% on next $250,000,000, 0.06% on assets thereafter

Signature page follows

The parties hereto agree to the terms of this Amended Schedule A effective as of the 19th day of January, 2022.

Vident investment advisory, llc By: /s/ Amrita Nandakumar Name: Amrita Nandakumar Title: President
NEW AGE ALPHA ADVISORS, LLC By: /s/ Armen Arus Name: Armen Arus Title: Managing Director
New Age Alpha Trust, on behalf of each Fund listed on Schedule A By: /s/ Keith D. Kemp Name: Keith D. Kemp Title: President